Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Mobiquity Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share(3)	457(o)	-	-	$9,600,000	0.00011020	$$1057.92
	Equity	Pre-Funded Warrants(3)(5)	457(g)	-	-	-	-	-
	Equity	Common stock issuable upon the exercise of the Pre-Funded Warrants(3)(5)	457(g)	-	-	-	-	-
	Equity	Series 2023 Warrants(4)(5)	457(g)	-	-	-	-	-
	Equity	Common stock issuable upon the exercise of the Series 2023 Warrants(4)	457(o)	-	-	$19,200,000	0.00011020	$2115.84
	Equity	Representative’s warrants(5)	457(g)	-	-	-	-	-
	Equity	Common stock issuable upon the exercise of the Representative’s warrants(6)	457(o)	-	-	$528,000	0.00011020	$58.20
	Equity	Common stock issuable upon the exercise of the Series 2023 Warrants underlying Representative’s warrants(4)(7)	457(o)	-	-	$1,056,000	0.00011020	$116.37

	Total Offering Amounts					$30,384,000		$3,348.33
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$3,348.33

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(3)	We are offering on a firm commitment basis shares of our common stock (or pre-funded warrants in lieu thereof), par value $0.0001 per share, together with warrants to purchase shares of common stock (the “Series 2023 Warrants”) at a public offering price per share and Series 2023 Warrant, which includes securities which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(4)	The proposed maximum aggregate public offering price of the shares of common stock issuable upon exercise of the Series 2023 Warrants was calculated based upon each investor receiving a Series 2023 Warrant to purchase one share of common stock for each share of common stock purchased in this offering.

(5)	No separate registration fee is required pursuant to Rule 457(g) under the Securities Act.
(6) (7)

The Representative’s warrants are exercisable at a per share exercise price equal to 110% of the public offering price per share and Series 2023 Warrant. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Representative’s warrants is $528,000, which is equal to 110% of $480,000 (5% of $9,600,000 for the shares of common stock and Series 2023 Warrants sold in this offering.

The Series 2023 Warrants underlying the Representative’s warrants are exercisable at a per share exercise price equal to 110% of the exercise price of the Series 2023 Warrants issued in this offering. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of such Series 2023 Warrants is $1,056,000, which is equal to 110% of $960,000 (5% of $19,200,000 for the shares of common stock underlying the Series 2023 Warrants sold in this offering).